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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

Check One:             [ ] FORM 10-K [ ] FORM 11-K [ ] FORM 20-F [X] FORM 10-Q
                       [ ] FORM N-SAR

                       FOR PERIOD ENDED: September 30, 2005

                       [ ] TRANSITION REPORT ON FORM 10-K

                       [ ] TRANSITION REPORT ON FORM 20-F

                       [ ] TRANSITION REPORT ON FORM 11-K

                       [ ] TRANSITION REPORT ON FORM 10-Q

                       [ ] TRANSITION REPORT ON FORM N-SAR

     FOR THE TRANSITION PERIOD ENDED:______________________________________


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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
 IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: ______________________

________________________________________________________________________________

                                CLINTON H. SNYDER
                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
                          703 WATERFORD WAY, SUITE 690
                                 MIAMI, FL 33126
                                 (305) 374-2036

            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)


PART I - REGISTRANT INFORMATION


GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
________________________________________________________________________________
FULL NAME OF REGISTRANT




703 WATERFORD WAY, SUITE 690
________________________________________________________________________________
ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)



MIAMI, FL 33126
________________________________________________________________________________
CITY, STATE AND ZIP CODE

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


PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]      |   (a) The reasons described in reasonable detail in Part III of this
         |       form could not be eliminated without unreasonable effort or
         |       expense;
         |
         |
[X]      |   (b) The subject annual report, semi-annual report, transition
         |       report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion
         |       thereof will be filed on or before the 15th calendar day
         |       following theprescribed due date; or the subject quarterly
         |       report or transition report on Form 10-Q, or portion thereof
         |       will be filed on or before the fifth calendar day following
         |       the prescribed due date; and
         |
         |   (c) The accountant's statement or other exhibit required by Rule
         |       12b-25(c) has been attached if applicable.
         |


PART III - NARRATIVE

         State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The form 10-QSB could not be filed within the prescribed time as the Securities and Exchange Commission EDGAR filing system had technical problems and was unable to accept the filing when it was submitted prior to the deadline for a timely filing. The filing was accepted and processed by EDGAR after the deadline time.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Clinton H. Snyder            305                   374-2036
       --------------------       ------------        -------------------
            (Name)                (Area Code)         (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

________________________________________________________________________________
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2005                 By: /s/ Clinton H. Snyder
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                                            Clinton H. Snyder
                                            Chief Financial Officer